Exhibit 10.1
Execution Version
CREDIT AGREEMENT
dated as of March 31, 2011
among
Key Energy Services, Inc.,
as Borrower,
JPMorgan Chase Bank, N.A.,
as Administrative Agent,
Bank of America, N.A.,
as Syndication Agent,
Capital One, N.A.
and
Wells Fargo Bank, N.A.,
as Co-Documentation Agents,
and
The Lenders Party Hereto

J.P. Morgan Securities LLC	Merrill Lynch, Pierce, Fenner
& Smith Incorporated
Joint Lead Arrangers and Bookrunners

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Certificate of Financial Officer
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Swing Line Loan Borrowing Request
Exhibit H	Commitment Increase Certificate
Exhibit I	Additional Lender Certificate

Schedule 1.01(a)	Security Instruments
Schedule 1.01(b)	Material Subsidiaries
Schedule 1.01(c)	Excluded Subsidiaries
Schedule 7.14	Subsidiaries/Immaterial Subsidiaries
Schedule 7.18	Hedging Agreements
Schedule 7.19	Jurisdictions for Security Instrument Filings
Schedule 8.16	List of Mortgaged Facilities
Schedule 9.02	Existing Letters of Credit
Schedule 9.05	Existing Investments
Schedule 9.10	Permitted Dispositions

v

     THIS CREDIT AGREEMENT dated as of March 31, 2011, is among: Key Energy Services, Inc., a Maryland corporation (the “Borrower”); each of the Lenders from time to time party hereto; JPMorgan Chase Bank, N.A. (in its individual capacity, “JPMorgan”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Bank of America, N.A., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and Capital One, N.A. and Wells Fargo Bank, N.A., as co-documentation agents for the Lenders (each in such capacity, together with its successors in such capacity, a “Co-Documentation Agent” and, collectively, the “Co-Documentation Agents”).
R E C I T A L S
     A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
     B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
     C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
     Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.
     “Acquisition Consideration” means the consideration paid or incurred by the Borrower or any of its Subsidiaries for an Acquisition, including the sum of (without duplication): (a) the fair market value of any cash, assets, Equity Interests or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) plus (c) the amount of transaction related contractual payment such as amounts payable under noncompete, consulting, earn-outs, and similar agreements, in each case, paid or incurred in connection with such Acquisition by the Borrower or any of its Subsidiaries but only to the extent that the amount to be paid under any such agreement exceeds the value of services rendered thereunder, as determined in good faith by the Borrower.

     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.
     “Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” has the meaning assigned to such term in Section 5.05.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents; and “Agent” means either the Administrative Agent, the Syndication Agent or any Co-Documentation Agent, as the context requires.
     “Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a day on which banks are open for dealings in U.S. Dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Anti-Terrorism Law” has the meaning assigned to such term in Section 7.25(a).
     “Applicable Margin” means, for any day, in respect of any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Consolidated Total Leverage Ratio Grid below based on the Consolidated Total Leverage Ratio then in effect.

Consolidated Total Leverage Ratio Grid

Consolidated Total Leverage Ratio	< 1.5x	≥ 1.5x< 2.5x	≥ 2.5x < 3.5x	≥ 3.5x
Eurodollar Loans	2.25%	2.50%	2.75%	3.00%
ABR Loans	1.25%	1.50%	1.75%	2.00%
     For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 8.01(a) and (b) each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Consolidated Total Leverage Ratio shall be deemed to be the highest level at the option of the Administrative Agent or at the request of the Majority Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 8.01(a), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     Notwithstanding the foregoing, for the period commencing on the Effective Date and ending six months thereafter, the Applicable Margin for Eurodollar Loans shall be 2.50% and for ABR Loans shall be 1.50%.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the aggregate Revolving Credit Exposure represented by such Lender’s Revolving Credit Exposure at such time); provided that in the case of Section 4.04 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments (and disregarding any Defaulting Lender’s unfunded Commitment based on the Commitments most recently in effect) at the time of determination).
     “Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose (or whose credit support provider’s) long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as the joint lead arrangers and bookrunners hereunder.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in U.S. Dollar deposits in the London interbank market.
     “Capital Expenditures” means, in respect of any Person, for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that Capital Expenditures shall not include (a) expenditures for Permitted Acquisitions or (b) expenditures by any Person acquired in a Permitted Acquisition prior to the date of such Acquisition.
     “Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
     “Central Time” means Central Time or central daylight savings time, as applicable on the relevant date.
     “Change in Control” means an event or series of events by which: (a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (provided that if a Person or group acquires ownership of more than 50% of the aggregate ordinary voting power solely as the result of the repurchase of issued and outstanding Equity Interests by the Borrower, such control shall not be a “Change of Control”); (b) during any period of 24 months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the seats (other than vacant seats) on the board of directors of the Borrower (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or (d) a “change in control” or any comparable term under, and as defined in, the Senior Notes Indenture shall have occurred.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Co-Documentation Agent” has the meaning assigned to such term in the introductory paragraph hereto.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     “Collateral” means all Property of the Loan Parties upon which a Lien is purported to be created under one or more Security Instruments.
     “Collateral Coverage Deficiency” means, as of the last day of any fiscal quarter, that the Collateral Coverage Ratio as of such day is less than 2.0 to 1.0 solely as the result of the incurrence by the Borrower of an impairment charge to or non-cash write down of the book value of any Collateral in such fiscal quarter.
     “Collateral Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of the aggregate book value of the Collateral to the amount of the total Commitments.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans or Swing Line Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a). The initial amount of each Lender’s Commitment is set forth on Annex I hereto or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date is $400,000,000.
     “Consolidated EBITDA” means, for any period of determination, the sum of (without duplication, the following determined on a consolidated basis: (a) Consolidated Net Income during such period plus (b) to the extent deducted from Consolidated Net Income in such period: (i) income tax expense, (ii) franchise tax expense, (iii) Consolidated Interest Expense, (iv) amortization and depreciation during such period, (v) all non-cash charges and adjustments and (vi) non-recurring cash expenses related to any Permitted Acquisition; provided that if the Borrower or any Subsidiary shall acquire or dispose of any Property in an aggregate amount of at least $1,000,000 during such period, then Consolidated EBITDA shall be calculated, with calculation in form and substance satisfactory to the Administrative Agent, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period (provided that the Administrative Agent is satisfied with the form and substance of the related projections).
     “Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of Consolidated EBITDA for the period of four-fiscal quarters then ending to Consolidated Interest Expense for such period.
     “Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

     “Consolidated Net Income” means, for any period of determination, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any non-cash gains or losses during such period, including any under FAS 123R or FAS 133 and (d) any non-cash gains or losses attributable to writeups or writedowns of assets.
     “Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date.
     “Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of the Borrower in accordance with GAAP.
     “Consolidated Total Funded Indebtedness” means, at any date, without duplication, all Indebtedness of the Borrower and its Consolidated Subsidiaries other than Indebtedness in respect of accounts payable and accrued expenses, liabilities and obligations to pay the deferred purchase price of Property or services which are not greater than ninety (90) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.
     “Consolidated Total Leverage Ratio” means the ratio of Consolidated Total Funded Indebtedness as of the last day of any fiscal quarter to Consolidated EBITDA for the four (4) fiscal quarter period ending on such date.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 30% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder unless, with respect to the Loans, the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement unless the reason such Lender is not complying with such obligation is due to a good faith dispute with respect to such obligation, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
     “Embargoed Person” has the meaning assigned to such term in Section 9.20.
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the

Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.
     “Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
     “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
     “ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Section 10.01.
     “Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, maritime liens, liens granted under storage contracts, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (e) easements, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (d), (f) and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.03(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(b), and (d) any United States withholding Tax that is imposed by FATCA.
     “Executive Order” has the meaning assigned to such term in Section 7.25(a).

     “Existing Credit Agreement” means that certain Credit Agreement dated as of November 29, 2007 among the Borrower and Bank of America, N.A., as amended.
     “Existing Letters of Credit” means those letters of credit issued and outstanding on the Effective Date and listed on Schedule 9.02.
     “Existing Senior Notes” means the Borrower’s existing 8.375% senior notes due December 1, 2014 issued pursuant to the Existing Senior Notes Indenture.
     “Existing Senior Notes Indenture” means the indenture dated November 29, 2007, among the Borrower, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee.
     “FATCA” means Sections 1471 through 1474 of the Code (and any amendment thereof or successor sections thereto) and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain Fee Letter, dated as of February 11, 2011, among the Administrative Agent, J.P. Morgan Securities LLC and the Borrower.
     “Financial Letter of Credit” means any standby Letter of Credit that is not a Performance Letter of Credit.
     “Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
     “Financial Statements” means the financial statements referred to in Section 7.04(a).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
     “Guarantee and Collateral Agreement” means an agreement executed by the Borrower and the Guarantors in substantially the form of Exhibit E granting security interests in certain Collateral and unconditionally guarantying on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.
     “Guarantors” means, collectively, (a) the Subsidiaries listed on Schedule 7.14 and designated as a “Guarantor” thereon, and (b) each other Subsidiary that guarantees the Secured Obligations pursuant to Section 8.13(a).
     “Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes, to the extent any of the foregoing are present in quantities or concentrations prohibited under Environmental Laws.
     “Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “Immaterial Subsidiary” means (a) any Domestic Subsidiary of the Borrower designated as an Immaterial Subsidiary which has assets with a net book value of $1,000,000 or less and annual revenues of $1,000,000 or less; provided that all Domestic Subsidiaries so designated as Immaterial Subsidiaries may not have at any time, in the aggregate, assets with a net book value exceeding $5,000,000 or annual revenues exceeding $5,000,000, and (b) any Foreign Subsidiary of the Borrower designated as an Immaterial Subsidiary which has assets with a net book value of $5,000,000 or less and annual revenues of $5,000,000 or less. All of the Immaterial Subsidiaries as of the Effective Date are listed on Schedule 7.14 and designated thereon as Immaterial Subsidiaries.
     “Incur” means, with respect to any Indebtedness or any Person, (a) to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or become liable in respect of such Indebtedness, or (b) the recording, as required pursuant to GAAP or otherwise, of any of such Indebtedness on the balance sheet of such Person; provided that a change in GAAP that results in an obligation of such Person that exists at such time and is not classified as Indebtedness becoming Indebtedness shall not be an Incurrence of Indebtedness. For purposes of this definition, any Indebtedness having an original issue discount shall be deemed to have been Incurred in an amount equal to the aggregate principal due at its stated maturity. “Incurrence”, “Incurred” and “Incurring” shall have correlative meanings.
     “Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (i) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (k) Disqualified Capital Stock.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (a) seven (7) calendar days thereafter, or (b) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

     “Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, or other Lenders who agree to act in such capacity. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “JPMorgan” has the meaning assigned to such term in the introductory paragraph hereto.
     “LC Commitment” means, at any time, $250,000,000.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Annex I, including, as the context requires, the Swing Line Lender, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement or the Existing Letters of Credit.
     “Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Loans” means either the Revolving Loans or the Swing Line Loans or both the Revolving Loans and the Swing Line Loans, as the context requires.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Fee Letter and the Security Instruments.
     “Loan Parties” means, collectively, the Borrower and the Guarantors.
     “Majority Lenders” means, at any time while no Loans, LC Exposure or Swing Line Exposure are outstanding, Lenders having more than fifty percent (50%) of the aggregate Commitments; and at any time while any Loans, LC Exposure or Swing Line Exposure are outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans, participation interests in Letters of Credit and participation interests in Swing Line Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Commitments and the principal amount of the Loans, participation interests in Letters of Credit and participation interests in Swing Line Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.
     “Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries taken as a whole, (b) the validity or enforceability of any Loan Document or (c) the rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.
     “Material Subsidiary” means any Domestic Wholly-Owned Subsidiary or any Foreign Wholly-Owned Subsidiary which may guarantee the Secured Obligations pursuant to the Guarantee and Collateral Agreement without adverse tax consequences which as of the most recently ended fiscal quarter for which financial statements have been delivered under Section

8.01(a) or Section 8.01(b) has assets with a net book value of $1,000,000 or more and annual revenues of $1,000,000 or more; provided the Subsidiaries listed on Schedule 1.01(b) shall not be a Material Subsidiary under any circumstance.
     “Maturity Date” means March 31, 2016.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on real or immovable Property or leasehold estates in real or immoveable property in favor of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.
     “Mortgaged Property” means any real Property owned by the Borrower or any of its Subsidiaries that is subject to a Mortgage.
     “Notes” means the promissory notes of the Borrower evidencing Revolving Loans or Swing Line Loans, as applicable, described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
     “OFAC” has the meaning assigned to such term in Section 7.25(b)(v).
     “Oilfield Intellectual Property” means (a) the services provided by the Loan Parties and/or their Subsidiaries, including, but not limited to, well servicing, work-over, and drilling services; (b) all data and/or other information generated or obtained by or on behalf of the Loan Parties and/or their Subsidiaries in connection with the provision of such services; (c) all measurement, acquisition, manipulation, and display and all devices and systems used or useful in measuring, acquiring, manipulating, displaying, and/or otherwise dealing with such data or information; and (d) all U.S. and foreign patents and trademarks, U.S. and foreign applications for patents and trademarks, trade secrets, confidential business information, U.S. and foreign copyrights, and any other intellectual property or intellectual property right associated with items described in clauses (a) through (c) above.
     “Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning assigned to such term in Section 12.04(d)(i).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Performance Letter of Credit” means any standby Letter of Credit, or similar arrangement, however named or described, which represents an irrevocable obligation to the beneficiary on the part of the issuer to make payment on account of any default by the account party in the performance of a non-financial or commercial obligation.
     “Permitted Acquisition” has the meaning set forth in Section 9.05(k).
     “Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to prepay and refinance, all or any Senior Notes (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) plus an amount necessary to pay any fees and expenses, including premiums, related to the Refinanced Debt or the refinancing thereof; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt does not contain any covenants which are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt; (d) such new Debt is not Incurred by a Person who is not obligated on the Refinanced Debt unless such Person is the Borrower or becomes a Guarantor; and (e) such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guarantee and Collateral Agreement) to at least the same extent as the Refinanced Debt.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.
     “Purchase Money Indebtedness” means Indebtedness, the proceeds of which are used to finance the acquisition, construction or improvement of inventory, equipment or other Property in the ordinary course of business.
     “Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
     “Register” has the meaning assigned to such term in Section 12.04(c).
     “Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in quantities or concentrations prohibited under Environmental Laws.
     “Remedial Work” has the meaning assigned to such term in Section 8.11(a).
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swing Line Exposure at such time.
     “Revolving Loan” means a loan made to the Borrower pursuant to Section 2.01.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
     “SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
     “Secured Hedging Agreement” means any Hedging Agreement of the Borrower or any Subsidiary with a Secured Hedging Agreement Counterparty.
     “Secured Hedging Agreement Counterparty” means any Person party to any Hedging Agreement between the Borrower or any Subsidiary and such Person if either (i) at the time such Hedging Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (ii) such Hedging Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date, in each case, after giving effect to all netting arrangements relating to such Hedging Agreements.
     “Secured Obligations” means any and all amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Secured Hedging Agreement Counterparty under any Secured Hedging Agreement; (c) to any Treasury Management Counterparty under any Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above.
     “Secured Parties” means, collectively, the Administrative Agent, the Issuing Bank, each Lender, each Secured Hedging Agreement Counterparty and each Treasury Management Counterparty.
     “Security Instruments” means the Guarantee and Collateral Agreement, the Mortgages, the other agreements, instruments or certificates described or referred to in Schedule 1.01(a), and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Hedging Agreements, Treasury Management Agreements or participation agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

     “Senior Notes” means any unsecured senior or senior subordinated notes issued by the Borrower.
     “Senior Notes Indenture” means the Existing Senior Notes Indenture and any other indenture pursuant to which Senior Notes are issued.
     “Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of the principal amount of the Borrower’s Indebtedness under this Agreement and under any other senior secured Indebtedness to the Consolidated EBITDA for the four (4) quarter fiscal period ending on such date.
     “Shareholders’ Equity” means, as of any date of determination, consolidated equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     “Solvent” means, with respect to any Person as of any date, that (a) the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature, and (c) as of such date, such Person does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by (i) another Person, (ii) one or more of such other Person’s Subsidiaries or (iii) collectively, such other Person and one or more of such other Person’s Subsidiaries, and (b) any partnership of which such other Person or any of such other Person’s Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower; provided that, in no event shall the entities listed on Schedule 1.01(c) be a Subsidiary under any circumstances.

     “Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.
     “Swing Line Lender” means JPMorgan.
     “Swing Line Loan” means a Loan made pursuant to Section 2.08.
     “Swing Line Payment Date” means the 15th calendar day and the last Business Day of each month.
     “Syndication Agent” has the meaning assigned to such term in the introductory paragraph hereto.
     “Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Date” means the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.
     “Total Capitalization” means, as of any date of determination, the sum of Consolidated Total Funded Indebtedness as of such date and Consolidated Net Worth as of such date.
     “Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document and the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Collateral pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document, to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of Liens by such Guarantor on Collateral pursuant to the Security Instruments.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, auto-borrow, zero balance accounts, returned check concentration, controlled disbursement, lockbox, credit cards, account reconciliation and reporting and trade finance services provided by a Treasury Management Counterparty for the benefit of the Borrower or a Subsidiary.

     “Treasury Management Counterparty” means each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
     “U.S. Dollars” or “$” refers to lawful money of the United States of America.
     “Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.
     Section 1.02 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
     Section 1.03 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law or regulation shall be construed, unless otherwise specified, as referring to such law or regulation as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan

Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
     Section 1.04 Accounting Terms and Determinations; GAAP; Currency Translations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which Financial Statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. In determining whether the Borrower or a Subsidiary has transacted in other currencies, compliance shall be calculated as of the date such transaction is effective converting the currency actually used into U.S. Dollars at then prevailing exchange rates as reasonably determined by the Borrower.
     Section 1.05 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and XI) or any of the other Loan Documents to be in U.S. Dollars shall also include the equivalent of such amount in any currency other than U.S. Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with U.S. Dollars. For purposes of this Section 1.05, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE II
The Credits
     Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.
     Section 2.02 Loans and Borrowings.

          (a) Borrowings; Several Obligations. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
          (b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swing Line Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each Revolving Loan ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Revolving Loan ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (d) Notes. The Loans made by each Lender, if requested by such Lender, shall be evidenced by a single promissory note of the Borrower to such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Commitment, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(a) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Commitment, after giving effect to such increase or decrease, and otherwise duly completed and such Lender agrees to promptly return the previously issued Note held by such Lender marked cancelled or otherwise similarly defaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its applicable Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
     Section 2.03 Requests for Revolving Loan Borrowings. To request a Revolving Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Central Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Central Time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Revolving Loan ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each such telephonic and written Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
               (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that (a) the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments, and (b) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Borrowing.
     Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Interest Elections.
          (a) Conversion and Continuance of Revolving Loans. Each Revolving Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such

Borrowing Request. Thereafter, the Borrower may elect to convert such Revolving Loan Borrowing to a different Type or to continue such Revolving Loan Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each Interest Election Request shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent.
          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
          (d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such

Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.05 Funding of Revolving Loan Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Central Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Revolving Loan in any particular place or manner.
          (b) Funding by the Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Loan Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Loan Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Loan Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Loan Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     Section 2.06 Termination and Reduction of Commitments.
          (a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) Optional Termination and Reduction of Commitments.
               (i) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (a) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (b) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 3.04(a)(ii), the total Revolving Credit Exposures would exceed the total Commitments.
               (ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
          (c) Termination and Reductions of Commitments. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
          (d) Optional Increase in Commitments.
               (i) Subject to the conditions set forth in Section 2.06(d)(ii), the Borrower may increase the Commitments then in effect with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) by increasing the Commitments of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).
               (ii) Any increase in the Commitments shall be subject to the following additional conditions:
                    (A) such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Commitments would exceed $500,000,000;
                    (B) no Default shall have occurred and be continuing at the effective date of such increase;

                    (C) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;
                    (D) no Lender’s Commitment may be increased without the consent of such Lender;
                    (E) if the Borrower elects to increase the Commitment by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (a “Commitment Increase Certificate”), together with a processing and recordation fee of $3,500, and the Borrower shall deliver, to the extent requested, a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed; and
                    (F) if the Borrower elects to increase the Commitment by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall deliver, to the extent requested, a Note payable to the order of such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed.
               (iii) From and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Commitment shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Commitment.
               (iv) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(d)(ii), the Administrative Questionnaire referred to in Section 2.06(d)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.06(d)(i), the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Commitment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(d)(iv).
     Section 2.07 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. Subject to the terms and conditions set forth herein, the Issuing Bank shall promptly issue the requested Letter of Credit; provided that the aggregate LC Exposure shall not exceed the lesser of (i) the LC Commitment and (ii) amount equal to the total Commitments less then aggregate Revolving Credit Exposures then outstanding. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
               (i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
               (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
               (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));
               (iv) specifying the amount of such Letter of Credit;
               (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, that each condition precedent set forth in Section 6.02 has been satisfied with respect to such Letter of Credit.
     If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.
          (c) Expiration Date. Each Performance Letter of Credit shall expire at or prior to the close of business on the date three (3) years after the date of the issuance of such

Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension). Each Financial Letter of Credit shall expire at or prior to the close of business on the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension). Each Letter of Credit may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the Maturity Date unless on the date which is three (3) months prior to the Maturity Date the Borrower has provided cash collateral to the Issuing Bank in an amount equal to 105% of the face amount of all such Letters of Credit then outstanding. Notwithstanding the foregoing, the Borrower may request Letters of Credit that expire up to two (2) years after the Maturity Date provided that the Borrower provides cash collateral as set forth above.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Central Time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Central Time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Central Time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Central Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Revolving Loan ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its

Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.07(i), (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), or (iii) the Borrower is required to provide cash collateral to the Issuing Bank for Letters of Credit which will expire after the Maturity Date pursuant to Section 2.07(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment or deposit required by Section 3.04(b)(i) or Section 2.07(c), the amount of such excess or deposit as provided in Section 3.04(b)(i) or Section 2.07(c) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.07(i) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which the Borrower may direct and shall be made at the Borrower’s risk and expense, such deposits shall otherwise not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment, then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
          (j) Replacement of an Issuing Bank. The Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
          (k) Existing Letters of Credit. On the Closing Date, without further action, all Existing Letters of Credit shall be deemed issued under this Agreement.
     Section 2.08 Swing Line Loans.
          (a) General. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time during the Availability Period, in aggregate amounts that are integral multiples of $100,000 and not less than $100,000, and in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding 10% of the aggregate Commitments or (ii) the total Revolving Credit Exposures exceeding the total

Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans.
          (b) Requests and Procedures. To request a Swing Line Loan, the Borrower shall notify the Swing Line Lender of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Central Time, on the day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Swing Line Lender of a written Borrowing Request in substantially the form of Exhibit G, and shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day; and
               (iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Section 2.08.
     Each such Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments. The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Lender by 5:00 p.m., Central Time, on the requested date of such Swing Line Loan.
          (c) Participations. The Swing Line Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Central Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower

(or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that, any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          (d) Notice. The Swing Line Lender shall provide to the Administrative Agent daily notices of the amount of the then outstanding Swing Line Loans.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
     Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date and (b) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earliest of (i) the next Swing Line Payment Date or (ii) the Termination Date.
     Section 3.02 Interest.
          (a) ABR Loans. The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the sum of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, plus (ii) the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (c) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Loan Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, or, in the context of Swing Line Loans, the Swing Line Lender, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
     Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 3.04 Prepayments.
          (a) Optional Prepayments.
               (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(a)(ii).
               (ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or e-mail) of any prepayment (or, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Central Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Central Time, one (1) Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swing Line Loan, not later than 10:00 a.m., Central Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Eurodollar Borrowing or a Revolving Loan ABR Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments pursuant to Section 3.04(a) shall be accompanied by accrued interest to the extent required by Section 3.02.
          (b) Mandatory Prepayments.
               (i) If, after giving effect to any termination or reduction of the Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (a) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (b) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(i).
               (ii) Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to Section 3.04(b) shall be accompanied by accrued interest to the extent required by Section 3.02. Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied, first, ratably to any Swing Line Loans then outstanding, second, to any Revolving Loan ABR Borrowings then outstanding, and, third, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
          (c) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
     Section 3.05 Fees.
          (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate per annum of 0.50% on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. For purposes of this Section 3.05(a), Swing Line Loans will not be considered utilizations of the Commitments. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Financial Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; (ii) to the Administrative Agent for the account of each Lender a participation fee with respect to Performance Letters of Credit at a per annum rate based upon the Borrower’s Consolidated Leverage Ratio as provided in the Consolidated Leverage Ratio Grid below:
Consolidated Leverage Ratio Grid

Consolidated Total Leverage Ratio	< 1.5x	≥ 1.5x < 2.5x	≥ 2.5x < 3.5x	≥ 3.5x

Performance Letter of Credit Fee Rate	1.35%	1.50%	1.65%	1.80%
; provided that for the period commencing on the Effective Date and ending six months thereafter, the participation fee for Financial Letters of Credit shall be 2.50% and the participation fee for Performance Letters of Credit shall be 1.50%; provided further, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then the participation fee under clauses (i) and (ii) shall increase by a rate per annum equal to two percent (2%); (iii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter; and (iv) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs
     Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to (i) in the case of Swing Line Loans, 10:00 a.m., Central Time, or (ii) in all other cases, 11:00 a.m., Central Time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or Swing Line Lender, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank or Swing Line Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 4.01(c) shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
     Section 4.02 Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.07(d), Section 2.07(e), Section 4.02 or otherwise hereunder then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
     Section 4.04 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a);

          (b) the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02).
          (c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
               (i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time; and
               (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(i) for so long as such LC Exposure is outstanding;
               (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.04(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
               (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 4.04(c), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
               (v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 4.04(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
          (d) If any Swing Line Exposure exists at the time a Lender becomes a Defaulting Lender then:
               (i) all or any part of such Defaulting Lender’s Swing Line Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

               (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Swing Line Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.02 for so long as such Swing Line Exposure is outstanding; or
               (iii) if the Swing Line Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 4.04(d), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment).
          (e) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure of such Defaulting Lender will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.04(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.04(c)(i) (and any Defaulting Lender shall not participate therein). For the avoidance of doubt, the existence of a Defaulting Lender shall not affect the obligation of the Issuing Bank to issue Letters of Credit but shall only reduce the LC Commitment by the amount allocated to such Defaulting Lender to the extent the Defaulting Lender’s obligations under Section 2.07(d) are not reallocated to other non-Defaulting Lenders or cash collateralized.
     In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Defaulting Lender to be a Defaulting Lender, then the LC Exposure of the non-Defaulting Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Revolving Loans in accordance with its Applicable Percentage.
          (f) So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan, unless it is satisfied that the related exposure of such Defaulting Lender will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.04(d), and participating interests in any such newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.08(c) (and Defaulting Lenders shall not participate therein). For the avoidance of doubt, the existence of a Defaulting Lender shall not affect the obligation of the Swing Line Lender to make Swing Line Loans but shall only reduce the Swing Line limit set forth in Section 2.08(a) by the amount allocated to such Defaulting Lender to the extent the Defaulting Lender’s obligations under Section 2.08(c) are not reallocated to other non-Defaulting Lenders or cash collateralized.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
     Section 5.01 Increased Costs.
          (a) Increased Costs Generally. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate); or
               (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank or the Swing Line Loans made by the Swing Line Lender, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonable detailed calculations therefor shall be delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the

Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
     A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonable detained calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     Section 5.03 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          (f) Tax Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payments.
     Section 5.04 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender is a Defaulting Lender or if any Lender shall not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been consented to by Lenders holding more than 66-2/3% of the Commitments, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, and (iii) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
ARTICLE VI
Conditions Precedent
     Section 6.01 Effective Date. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. The obligations of the Lenders to make Loans, the Issuing Bank to issue Letters of Credit and the Swing Line Lender to make Swing Line Loans hereunder shall not become effective unless each of the following conditions is satisfied (or waived in accordance with Section 12.02) at or prior to 1:00 p.m., Central Time, on March 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time):
          (a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).
          (b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors (or its equivalent) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan

Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.
          (c) The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Loan Party.
          (d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
          (e) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Commitment, dated as of the date hereof.
          (f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:
               (i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Liens contemplated by Section 9.03 which are permitted to attach to or encumber the Collateral) on all of the material tangible and intangible personal Property of the Loan Parties (excluding equipment or vehicles subject to certificates of title, deposit accounts and certain other Property which the Administrative Agent determines the cost of creating and perfecting a Lien does not warrant such action); and
               (ii) have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Guarantor, to the extent certificated and 65% of the issued and outstanding Equity Interests of all Foreign Subsidiaries owned directly by the Borrower or a Guarantor.
          (g) The Administrative Agent shall have received an opinion of (i) Andrews Kurth LLP, special counsel to the Borrower, and (ii) local counsel in Maryland, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
          (h) The Administrative Agent shall have received certificates of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

          (i) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.
          (j) The Administrative Agent shall have received the audited consolidated financial statements for the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2010.
          (k) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries for Delaware, Maryland, as applicable, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.
          (l) The Administrative Agent shall be reasonably satisfied that after the making of the initial Loans, the application of the proceeds thereof and after giving effect to the other Transactions contemplated hereby, the Borrower will have unused capacity under the facility of not less than $200,000,000, including evidence that the loans and other Indebtedness of the Borrower under the Existing Credit Agreement shall have been paid in full with the proceeds of the initial funding and the commitments of the lender thereunder terminated.
          (m) The Administrative Agent shall have received appropriate termination statements, mortgage releases and such other documentation as shall be necessary to terminate, release or assign to the Administrative Agent all Liens encumbering the Properties of the Borrower and the Subsidiaries, other than Liens permitted by Section 9.03.
          (n) The Administrative Agent shall have received a solvency certificate from a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, certifying that after giving effect to the Transactions on the Effective Date, each of the Loan Parties is Solvent.
          (o) Each document (including any Uniform Commercial Code financing statement) required by this Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Liens permitted by Section 9.03), shall be in proper form for filing, registration or recordation.
          (p) The Administrative Agent shall be reasonably satisfied that there shall be no litigation seeking to enjoin or prevent the financing or the Transactions contemplated hereunder.
          (q) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
     Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), of the Issuing Bank to issue, amend,

renew or extend any Letter of Credit and of the Swing Line Lender to make a Swing Line Loan, is subject to the satisfaction of the following conditions:
          (a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.
          (c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
          (d) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender, the Issuing Bank or the Swing Line Lender to violate or exceed, any applicable Governmental Requirement, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
          (e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit and related Letter of Credit Agreement in accordance with Section 2.07(b), as applicable.
     Each request for a Borrowing, each request for the issuance, amendment, renewal or extension of any Letter of Credit and each request for a Swing Line Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through Section 6.02(d).
ARTICLE VII
Representations and Warranties
     The Borrower (on behalf of itself and its Subsidiaries), and each Guarantor by its execution of a Guarantee and Collateral Agreement, represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:
     Section 7.01 Organization; Powers. Each of the Borrower and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
     Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or any Organization Documents of the Borrower or any Subsidiary, or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Subsidiary, or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).
     Section 7.04 Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by Grant Thornton LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
          (b) Since December 31, 2010, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

          (c) Neither the Borrower nor any Subsidiary has, on the date hereof after giving effect to the Transactions, any Material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for the outstanding Senior Notes or as referred to or reflected or provided for in the Financial Statements.
     Section 7.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any of their Properties (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
     Section 7.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in material compliance with applicable Environmental Laws;
          (b) the Borrower and the Subsidiaries have obtained Environmental Permits required for their respective operations and each of their Properties, with such Environmental Permits being currently in full force and effect, and none of the Borrower or the Subsidiaries has received any written notice or otherwise has actual knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
          (c) there are no claims, demands, suits, orders, inquiries, investigations, written requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;
          (d) none of the Properties of the Borrower or any Subsidiary contain or to the Borrower’s knowledge have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
          (e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property in quantities or concentrations that would require remediation;
          (f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s actual knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and
          (g) to the Borrower’s knowledge there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.
     Section 7.07 Compliance with the Laws and Agreements; No Defaults.
          (a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any material indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.
          (c) No Default has occurred and is continuing.
     Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
     Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failure to do so could not reasonable be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien relating to Taxes described in the first sentence of this Section 7.09 has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.
     Section 7.10 ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.
          (b) Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.
          (c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
          (d) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.
          (e) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
          (f) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
     Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 7.12 Insurance. The Borrower has, and has caused all of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). The Administrative Agent has been named as additional insured in respect of such liability insurance policies, and the Administrative Agent has been named as loss payee with respect to property loss insurance for all items of Collateral.
     Section 7.13 Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than (a) Capital Leases creating Liens and Purchase Money Indebtedness permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease or Purchase Money Indebtedness, and (b) restrictions under instruments creating Liens permitted by Section 9.03, but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.
     Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no other Subsidiaries. Except as set forth Schedule 7.14, each Subsidiary on Schedule 7.14 is a Wholly-Owned Subsidiary. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Foreign Subsidiaries.
     Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Maryland; the name of the Borrower as listed in the public records of its jurisdiction of organization is Key Energy Services, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is D00752055 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)).
     Section 7.16 Properties; Titles, Intellectual Property; Licenses; Etc.
          (a) Each of the Borrower and the Subsidiaries has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property free and clear of all Liens except Liens permitted by Section 9.03.
          (b) All material leases, easements, rights of way and other agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.

          (c) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and to the Borrower’s knowledge, the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties owned, leased or used by the Borrower and its Subsidiaries that are necessary to the conduct of their businesses, in the aggregate, are in good operating condition and repair, subject to ordinary wear and tear.
     Section 7.18 Hedging Agreements. Schedule 7.18, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
     Section 7.19 Security Instruments.
          (a) Guarantee and Collateral Agreement. The provisions of the Guarantee and Collateral Agreement are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guarantee and Collateral Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guarantee and Collateral Agreement), the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Liens permitted by Section 9.03, and prior and superior to all other Liens other than such Liens.
          (b) Mortgages. If and when executed and delivered, each Mortgage will be effective to create, in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted by Section 9.03, and when the Mortgages are filed in the offices specified on Schedule 7.19 (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 8.12 and Section 8.13, when such Mortgage is filed in the appropriate offices), the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the

Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.
          (c) Valid Liens. Each Security Instrument delivered pursuant to Section 8.12 or Section 8.13, upon execution and delivery thereof, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements or possession or control is conferred to the Administrative Agent, such Security Instrument will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case with no other Liens except for applicable Liens permitted by Section 9.03.
     Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to pay fees and expenses in connection with the Transactions, to refinance the Existing Credit Agreement and for working capital, permitted Capital Expenditures, Permitted Acquisitions and general corporate purposes of the Borrower and its Subsidiaries. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used, whether immediate, incidental or ultimate, to buy or carry margin stock (within the meaning of Regulation T, U or X of the Board).
     Section 7.21 Solvency. Each Loan Party is Solvent. No Loan Party is planning to take any action described in Section 10.01(h) or Section 10.01(i).
     Section 7.22 Common Enterprise. Each of the Borrower and its Subsidiaries and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct benefit of the others. The Borrower and its Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).
     Section 7.23 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by the Borrower or any Subsidiary with respect to the Transactions.
     Section 7.24 Employee Matters. As of the Effective Date, (a) neither the Borrower nor any Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of the Borrower or any Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrower, threatened between the Borrower or any Subsidiary and its respective employees.
     Section 7.25 Anti-Terrorism Laws.
          (a) The Borrower is not, and to the knowledge of the Borrower, none of the Borrower’s Affiliates, officers or directors is in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.
          (b) The Borrower is not, and to the knowledge of the Borrower, no Affiliate, officer, director, broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:
               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party and, to the knowledge of the Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VIII
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of the Guarantee and Collateral Agreement, covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:
     Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (the documents required to be delivered pursuant to clauses (a), (b) and (h) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov and Borrower has given notice to Administrative Agent of such posting):
          (a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than seventy-five (75) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
          (b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.
          (c) Annual Financial Projections. Concurrently with any delivery of financial statements under Section 8.01(a), projections for the Borrower and its Consolidated Subsidiaries for each fiscal year of the Borrower through the end of the fiscal year in which the Maturity Date occurs.
          (d) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a

Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 7.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
          (e) Certificate of Financial Officer — Hedging Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
          (f) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
          (g) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of the Borrower or any such Subsidiary, to such letter or report.
          (h) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national or foreign securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.
          (i) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement or material report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
          (j) Information Regarding Loan Parties. Prompt written notice (and in any event not more than ten (10) Business Days prior thereto) of any change (i) any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.
          (k) Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organization Document of the Borrower or any Subsidiary.
          (l) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.
     Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt and, in any event, within ten (10) Business Days after acquiring knowledge thereof, written notice of the following:
          (a) the occurrence of any Default of which the Borrower has knowledge;
          (b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, including, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.09.
     Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.
     Section 8.05 Performance of Obligations under Loan Documents. The Borrower will repay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
     Section 8.06 Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Subsidiary to:
          (a) operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws;
          (b) preserve, maintain and keep in good repair, condition and working order (ordinary wear and tear excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities; and
          (c) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Properties.
     Section 8.07 Insurance.
          (a) The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). The loss payable clauses or provisions in any insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as an “additional insured” and “loss payee” and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent.

          (b) With respect to each portion of the Mortgaged Property of the Borrower or any Subsidiary on which improvements are located, the Borrower will, and will cause each Subsidiary to, obtain flood insurance in such total amount as the Administrative Agent or the Majority Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any such real property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
     Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that such audits shall be limited to once per calendar year unless an Event of Default exists and is continuing.
     Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.10 Compliance with Material Leaseholds and Agreements. The Borrower will, and will cause each Subsidiary to, comply with all material leases, agreements, contracts and instruments binding on it or affecting its Properties or business, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.
     Section 8.11 Environmental Matters.
          (a) Except for matters that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with applicable Environmental Laws; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties; and (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation.
          (b) The Borrower will promptly, but in no event later than ten (10) Business Days after the receipt of notice by any member of the executive management team of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.
     Section 8.12 Further Assurances.
          (a) The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.
          (b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
     Section 8.13 Additional Collateral; Additional Guarantors. Subject to the requirements of Section 9.01(b):
          (a) In the event that the Borrower or any Domestic Subsidiary acquires or forms a Material Subsidiary or any previously immaterial Subsidiary becomes a Material Subsidiary, the Borrower or such Subsidiary shall promptly cause such Subsidiary to guarantee the Secured Obligations pursuant to the Guarantee and Collateral Agreement. In connection with any guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guarantee and Collateral Agreement executed by such Subsidiary, (ii) cause the owner of the Equity Interests in such Subsidiary to pledge such Equity Interests (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
          (b) In the event that the Borrower or any Domestic Subsidiary becomes the owner of a Foreign Subsidiary and which has net book value in excess of $1,000,000, then the Borrower shall, or shall cause such Domestic Subsidiary to, promptly (i) execute and deliver a supplement to the Guaranty Agreement to pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, if appropriate, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
          (c) In the event that the Borrower or any Domestic Subsidiary acquires any property, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest (subject to Liens permitted by Section 9.03) in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, or cause such Domestic Subsidiary to, promptly (i) furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent, (ii) duly execute and deliver to the Administrative Agent such security agreement supplements and other security agreements, pledge agreements, and Mortgages as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of the Secured Obligations by the applicable Loan Party under the Loan Documents and constituting Liens on all such properties, (iii) take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent valid and perfected first priority (subject to Liens permitted by Section 9.03) Liens on such property, and (iv) execute and deliver to the Administrative Agent such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
          (d) At any time during the continuation of any Event of Default, the Borrower shall, and shall cause each Guarantor to, take such steps as to grant the Administrative Agent, for the benefit of all Secured Parties, “control” over all material deposit accounts and securities accounts.
          (e) Within ninety (90) days of the Closing Date, the Borrower shall ensure that the Administrative Agent has a perfected first priority interest in any (i) wells service rigs, (ii) contract drilling rigs, (iii) heavy duty vehicles or (iv) coiled tubing units, including to the extent required by applicable law, notation on the certificate of title for such piece of equipment.
     Section 8.14 ERISA Compliance.

          (a) The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
          (b) Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower will ensure that neither it nor any of its Subsidiaries, at any time:
               (i) engages in, or permits any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
               (ii) fails to make, or permits any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.
               (iii) contributes to or assumes an obligation to contribute to, or permits any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
     Section 8.15 Mortgaged Properties. Subject to the requirements of Section 9.01(b):
          (a) If any of the Collateral consists of Mortgaged Properties, the Borrower covenants to deliver valid mortgage Liens (pursuant to documentation reasonably satisfactory to the Administrative Agent) on the fee Properties listed on Schedule 8.16 or to the extent the Borrower is unable to deliver a mortgage on each of such Properties, the Borrower shall deliver a mortgage Lien on one or more new facilities having a fair market value reasonably equivalent to such omitted Property, such evidence of the value of the new facility or facilities to be reasonably acceptable to the Administrative Agent. In connection with the foregoing, upon the reasonable request of the Administrative Agent, the Borrower shall deliver (i) flood plain certifications for all of the Mortgaged Property, (ii) such title information as the Administrative Agent may reasonably require in form and substance reasonably satisfactory to the Administrative Agent setting forth the status of title to the properties listed in Schedule 8.16, (iii) an opinion of (1) Andrews Kurth, LLP, special counsel to the Borrower, and (2) local counsel in Maryland, in each case, in form and substance reasonably satisfactory to the Administrative

Agent, as to such mortgage documentation, (iv) certificates of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12 and naming the Administrative Agent as “loss payee” with respect to casualty losses at such site, and (v) evidence regarding the environmental condition of such Mortgaged Properties which shall be reasonably satisfactory to the Administrative Agent.
          (b) The Borrower will, and will cause all of its Subsidiaries to have, for all of the Mortgaged Property that is located in a designated “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtained flood insurance in such total amount as required by Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise complied with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
     Section 8.16 Compliance with Terms of Leaseholds. The Borrower will, and will cause all of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all material leases of real property to which the Borrower or any of its Subsidiaries is or is to be a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
ARTICLE IX
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated (except for Letters of Credit cash collateralized pursuant to 2.07(c)) and all LC Disbursements shall have been reimbursed, the Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of the Guarantee and Collateral Agreement) covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:
     Section 9.01 Financial Covenants.
          (a) Consolidated Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter, permit its Consolidated Interest Coverage Ratio to be less than 3.0 to 1.0.
          (b) Minimum Collateral Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter, permit its Collateral Coverage Ratio to be less than the following:

Fiscal Quarter Ending	Ratio
June 30, 2011 through June 30, 2012	1.85 to 1.00
September 30, 2012 and thereafter	2.00 to 1.00

If a Collateral Coverage Deficiency exists, then the Borrower shall notify the Administrative Agent promptly, but, in any event, no later than five (5) Business Days after delivering financial statements pursuant to Section 8.01(a) or Section 8.01(b), and shall either (i) reduce Total Commitments by an amount sufficient to eliminate such Collateral Coverage Deficiency or (ii) grant to the Administrative Agent, within 45 days of delivery of the financial statements pursuant to Section 8.01(a) or Section 8.01(b), a perfected first priority Lien on additional Property having a book value in an amount sufficient to eliminate such Collateral Coverage Deficiency.
          (c) Senior Secured Leverage Ratio. The Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter beginning June 30, 2011, permit its Senior Secured Leverage Ratio to be greater than 2.00 to 1.00.
          (d) Capitalization Ratio. The Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter beginning June 30, 2011, allow its ratio of Consolidated Total Funded Indebtedness to Total Capitalization to be more than 45%.
          (e) Consolidated Total Leverage Ratio. Commencing with calendar year 2011, the Borrower will not make any Capital Expenditure or Investment in a Foreign Subsidiary to the extent in any calendar year the sum of all Capital Expenditures and Investments in Foreign Subsidiaries exceed in the aggregate $250,000,000 (plus for each calendar year after 2011, 50% of any unused portion of such $250,000,000 for the prior calendar year), if, as of the date of such Capital Expenditure or Investment, pro forma Consolidated Total Leverage Ratio (after giving effect to such Capital Expenditure or Investment and any concurrent Borrowings) exceeds 3.00 to 1.00.
     Section 9.02 Indebtedness. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, (i) no Default or Event of Default is continuing or would occur as a consequence of such Incurrence and (ii) the Consolidated Total Leverage Ratio would not exceed 3.0 to 1.0. Notwithstanding the foregoing limitations in (i) and (ii), the Borrower and its Subsidiaries may Incur:
          (a) the Secured Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Secured Obligations arising under the Loan Documents;
          (b) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business, provided that an Incurrence of Indebtedness in respect of any account payable or accrued expense shall occur on the first day on which such account payable or accrued expense is greater than sixty (60) days delinquent and not being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

          (c) Indebtedness (i) under Capital Leases and (ii) that constitutes Purchase Money Indebtedness; provided that the aggregate amount of all Indebtedness described in this Section 9.02(c) at any one time outstanding shall not to exceed $75,000,000 in the aggregate;
          (d) Indebtedness associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Properties of the Borrower or any Subsidiary;
          (e) intercompany Indebtedness between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(i); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Indebtedness owed by a Loan Party shall be subordinated to the Secured Obligations on terms set forth in the Guarantee and Collateral Agreement;
          (f) Indebtedness with respect to Senior Notes, including any Permitted Refinancing Debt (including Permitted Refinancing Debt in respect of the Existing Senior Notes); and
          (g) Indebtedness issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan Party in the ordinary course of business.
     Section 9.03 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
          (a) Liens securing the payment of any Secured Obligations pursuant to the Security Instruments.
          (b) Excepted Liens;
          (c) Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(c) but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness, as applicable;
          (d) Licenses of Oilfield Intellectual Property in the ordinary course of business;
          (e) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower; provided that (i) such Liens were not created in contemplation of such Investment, (ii) such Liens do not extend to any assets other than those of the Person acquired by the Borrower, (iii) the applicable Indebtedness secured by such Lien is permitted under Section 9.02 and (iv) as of the date such Person becomes a Subsidiary of the Borrower, the Borrower is in pro forma compliance with Section 9.01;

          (f) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;
          (g) Liens on the assets of any Foreign Subsidiary (other than intercompany notes payable to a Loan Party) which secure Indebtedness permitted pursuant to Section 9.02;
          (h) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 9.02(g); and
          (i) Liens not otherwise permitted by this Section 9.03 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $30,000,000 at any one time, provided that no such Lien shall extend to or cover any Collateral.
     Section 9.04 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:
          (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
          (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
          (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
          (d) if no Event of Default then exists or would result from the making of such Restricted Payments, (i) the Borrower may purchase, redeem, or otherwise acquire its common Equity Interests and/or may pay dividends upon its common Equity Interests in an aggregate amount not to exceed $200,000,000, and (ii) the Borrower may purchase, redeem, or otherwise acquire its common Equity Interests in an aggregate amount in excess of $200,000,000 so long as, giving pro forma effect to any repurchase and related incurrence of Indebtedness, the Borrower is in compliance with Section 9.01(d).
          (e) the Borrower may repurchase its Equity Interests in connection with the administration of its equity-based compensation plans from time to time in effect, including (i) in connection with the cashless exercise of stock options, (ii) the repurchase of restricted stock from employees, directors and other recipients under such plans at nominal values; provided, that the aggregate amount of Restricted Payments under clauses (i) and (ii) of this Section 9.04(e) shall not exceed $5,000,000 in any fiscal year (plus the amount of any unused amounts from any fiscal year occurring after the Effective Date) and (iii) the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans; and
          (f) if (i) no Default or Event of Default exists at the time such Restricted Payment is made or would occur as a consequence of making such Restricted Payment and (ii) after giving pro forma effect to such Restricted Payment, the Consolidated Total Leverage Ratio would not exceed 2.0 to 1.0, then the Borrower may make Restricted Payments in an aggregate amount not to exceed 50% of aggregate Consolidated Net Income accrued on a cumulative basis commencing on April 1, 2011 and ending on the last day of the most recently ended fiscal quarter preceding the date such Restricted Payment is made for which financial statements have been delivered under Section 8.01(a) or Section 8.01(b) (or if such aggregate Consolidated Net Income is a loss, minus 100% of such loss, provided that the amount shall never be less than $0.00).
     Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
          (a) Investments that are disclosed to the Lenders in Schedule 9.05;
          (b) accounts receivable arising in the ordinary course of business;
          (c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of creation thereof;
          (d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;
          (e) deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000;
          (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of Section 9.05(e), having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;
          (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of Section 9.05(e);

          (h) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d), Section 9.05(e), Section 9.05(f), or Section 9.05(g);
          (i) Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, (iii) made by the Borrower or any Domestic Subsidiary in or to any Domestic Subsidiary which is not a Guarantor, (iv) made by any Foreign Subsidiary in another Foreign Subsidiary, or (v) made by the Borrower or any Domestic Subsidiary in any Foreign Subsidiary or any joint venture (regardless of the type of entity used to form such joint venture) formed to operate or provide services in a jurisdiction outside of the United States; provided that at the time of making such Investment, the Borrower is in compliance with Section 9.01(e);
          (j) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(j) exceeds $500,000;
          (k) any Acquisition, if the following conditions would be satisfied after giving effect thereto (such Acquisition being a “Permitted Acquisition”):
               (i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 8.13;
               (ii) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of the Borrower and its Subsidiaries or in a business or businesses reasonably related thereto;
               (iii) (A) immediately before giving effect to such Acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such Acquisition, on a pro forma basis, (w) no Default shall have occurred and be continuing, (x) the aggregate amount of the unused Commitments shall be at least $25,000,000, (y) the pro forma Consolidated Total Leverage Ratio shall not be greater than 4.00 to 1.00, and (z) the Borrower shall be in pro forma compliance with the provisions of Section 9.01(a), Section 9.01(b), Section 9.01(c), and Section 9.01(d); the determinations to be made pursuant to clauses (x) and (y) shall be made on a pro forma basis with respect to the most recently completed four fiscal quarter period of the Borrower and assuming that such Acquisition (and all other Acquisitions which, in accordance with the provisions of the definition of the term “Consolidated Total Leverage Ratio”, are to be given pro forma effect or which have been made since the last day of such period and prior to the date of determination) and any Indebtedness incurred or repaid in connection therewith, had been made, incurred or repaid on the first day of such period (but without any adjustment for projected cost savings or synergies other than cost savings and synergies realized within, or to be realized with, 180 days following the consummation of such Acquisition, as demonstrated to and as approved by the Administrative Agent in its discretion); and
               (iv) with respect to any Acquisition for which the Acquisition Consideration equals or exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirement set forth in this Section 9.05(k) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition;
(l)	Investments received in consideration for any disposition permitted under Section 9.10; provided that such transfer or sale shall be on terms reasonably satisfactory to the Administrative Agent and that the Loan Parties shall take appropriate steps to grant a first priority Lien in such Investments in favor of the Administrative Agent for the benefit of the Secured Parties;

(m)	advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $7,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(n)	any purchases of Equity Interests permitted under Section 9.04;

(o)	Investments by Foreign Subsidiaries in the ordinary course of business;

(p)	Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business; and

(q)	other Investments (including controlling interests in Persons in the same or a similar line of business as the Borrower) not to exceed $25,000,000 in the aggregate at any time, provided that after giving effect to such Investment, no Default or Event of Default would exist.
     Section 9.06 Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date (or which are reasonably related thereto or are reasonable extensions thereof but not any trading business or similar activities) or allow any material change to be made in the character of its business.
     Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

     Section 9.08 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
     Section 9.09 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that the Borrower or any Subsidiary may participate in a consolidation with any other Person; if:
          (a) (i) no Default is continuing, (ii) any such consolidation would not cause a Default hereunder, (iii) if the Borrower consolidates with any Person, the Borrower shall be the surviving Person, and (iv) if any Subsidiary consolidates with any Person (other than the Borrower or another Subsidiary) and such Subsidiary is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance reasonably satisfactory to the Administrative Agent) all obligations of such Subsidiary under the Loan Documents; and
          (b) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Subsidiary and if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary.
     Section 9.10 Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, convey or otherwise dispose of any Property except for:
          (a) the sale of inventory in the ordinary course of business;
          (b) the sale or transfer of equipment that is obsolete, worn out or no longer necessary for, or used or useful in, the business of the Borrower or such Subsidiary or is replaced by equipment;
          (c) Dispositions of real property to the extent that proceeds of such Disposition are reinvested in the business of the Borrower or its Subsidiaries;
          (d) the transfer of Property to another Loan Party or to any Foreign Subsidiary to the extent permitted by Section 9.05(i);
          (e) the sale of the Borrower’s treasury stock and the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;
          (f) the disposition of light vehicles (i.e. cars and pick-up trucks but not heavy trucks or rigs) in the ordinary course of business;

          (g) an exchange or “swap” of fixed, tangible assets of the Borrower or any Subsidiary for the assets of a Person other than the Borrower or any Subsidiary in the ordinary course of business, provided that (i) the assets received will be used or useful in its business, (ii) the Borrower or such Subsidiary, as applicable, shall have received reasonable equivalent value for such assets, such equipment value to be demonstrated to the reasonable satisfaction of the Administration Agent; provided further that the fair market value of all such assets of the Loan Parties exchanged or “swapped” in any fiscal year of the Borrower does not exceed $50,000,000, and (iii) after giving pro forma effect to such disposition and any concurrent grant of collateral, the Borrower complies with Section 9.01(b);
          (h) dispositions described on Schedule 9.10;
          (i) the disposition of any assets (other than Equity Interests of Guarantors unless 100% of such Equity Interests are disposed of); provided that if the fair market value of such asset is in excess of $10,000,000 (i) 75% of the total consideration received in respect of such disposition is comprised of cash, (ii) within one year of such disposition, the cash proceeds received are used to acquire assets used in any Loan Party’s business, reinvested in Subsidiaries of the Borrower, or reinvested in any joint venture permitted under Section 9.05(i) (provided that the Loan Parties shall take appropriate steps to grant a perfected first priority Lien (subject only to Liens permitted under Section 9.03) in any such assets in favor of the Administrative Agent, for the benefit of the Secured Parties, to the extent required by Section 8.13), (iii) the aggregate book value of all assets disposed of in all dispositions permitted pursuant to this Section 9.10(i) on a cumulative basis since the Effective Date shall not exceed 15% of the total book value of all assets of the Borrower and its Subsidiaries (determined as of any date of determination as of the end of the fiscal quarter of the Borrower most recently ended as of such date), and (iv) after giving pro forma effect to such disposition and any concurrent grant of collateral, the Borrower complies with Section 9.01(b); provided that, for purposes of calculating compliance with the foregoing limitation, the amount of the aggregate book value of all assets disposed of in such dispositions shall be deemed to be reduced dollar-for-dollar by the book value of any assets acquired by reinvestment of such proceeds to the extent that the Loan Parties have granted in favor of the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest (subject only to Liens permitted under Section 9.03) and have taken such actions in connection with the granting and perfection thereof as may be required under Section 8.13;
          (j) dispositions of property constituting Investments permitted under Section 9.05 and dispositions of property constituting Restricted Payments permitted by Section 9.04;
          (k) licenses of Oilfield Intellectual Property;
          (l) dispositions of drill pipe or down hole equipment lost, abandoned or destroyed in the ordinary course of business;
          (m) the sale of past due accounts receivable permitted by Section 9.08; and
          (n) any settlement of or payment in respect of, or series of settlements or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

     Section 9.11 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Wholly-Owned Subsidiary) unless such transaction is (a) not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     Section 9.12 Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(a). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.10(i).
     Section 9.13 Limitation on Issuance of Equity Interests. The Borrower shall not permit any Subsidiary to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for Equity Interest issued to another Loan Party or a Wholly-Owned Subsidiary. The Borrower and the Subsidiaries shall comply with Section 8.12 and Section 8.13 with respect to any such issued Equity Interests.
     Section 9.14 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.
     Section 9.15 Hedging Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Hedging Agreements with any Person other than (a) Hedging Agreements in respect of commodities, currencies or interest rates (i) with an Approved Counterparty and (ii) that are not speculative in nature. In no event shall any Hedging Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Hedging Agreement or to cover market exposures.
     Section 9.16 Sale and Leaseback. The Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

     Section 9.17 Amendments to Organization Documents or Fiscal Year End; Prepayments of Senior Notes.
          (a) The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in a manner that would be adverse to the Lenders in any material respect.
          (b) The Borrower shall not, and shall not permit any Subsidiary to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.
          (c) The Borrower shall not, and shall not permit any Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes unless after giving pro forma effect to such Redemption (x) the aggregate amount of the unused Commitments are at least $25,000,000, (y) the pro forma Consolidated Total Leverage Ratio is not greater than 3.00 to 1.00 and (z) the Borrower is in pro forma compliance with the provisions of Section 9.01(a), Section 9.01(b), Section 9.01(c), and Section 9.01(d); provided that the Borrower may Redeem any Senior Notes in a principal amount not exceeding the cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower or with the aggregate principal amount of Permitted Refinancing Debt, or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Senior Notes or any Senior Note Indenture if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of any Senior Indenture provided such Person complies with Section 8.14(a).
     Section 9.18 Limitation on Capital Expenditures. The Borrower shall not, and the Borrower shall not permit its Subsidiaries to, make Capital Expenditures if the Borrower is not in compliance with Section 9.01(e).
     Section 9.19 Anti-Terrorism Law; Anti-Money Laundering.
          (a) The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.25, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to any Lender any certification or other evidence requested from time to time by such Lender confirming the Borrower’s and the Subsidiaries’ compliance with this Section 9.19(a)).

          (b) The Borrower shall not, and shall not permit any Subsidiary to, cause or permit any of the funds of the Borrower or any Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Governmental Regulation.
     Section 9.20 Embargoed Person. The Borrower shall not, and shall not permit any Subsidiary to, permit (a) any of the funds or Properties of the Borrower or any Subsidiary that are used to repay the Loans to constitute Property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Regulation promulgated thereunder, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation, or the Loans would be in violation of a Governmental Regulation, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower or any Subsidiary, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation or the Loans are in violation of a Governmental Regulation.
ARTICLE X
Events of Default; Remedies
     Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:
          (a) The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
          (b) The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.
          (c) Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

          (d) The Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.02, Section 8.03 or in Article IX.
          (e) Any Loan Party or any Subsidiary of the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.
          (f) The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable cure periods.
          (g) Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.
          (h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.
          (i) The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

          (j) The Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
          (k) (i) One or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent not covered by independent third party insurance) shall be rendered against the Borrower, any other Loan Party or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days.
          (l) The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party which is a party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing.
          (m) An ERISA Event shall have occurred that, in the reasonable opinion of the Majority Lenders, when together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $30,000,000 in the aggregate.
          (n) A Change in Control shall occur.
     Section 10.02 Remedies.
          (a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Majority Lenders, or the Administrative Agent at the direction of the Majority Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

          (b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
          (c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:
               (i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
               (ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;
               (iii) third, pro rata to payment of accrued interest on the Loans;
               (iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) Secured Obligations referred to in clause (b) of the definition of Secured Obligations owing to a Secured Hedging Agreement Counterparty, (C) Secured Obligations referred to in clause (c) of the definition of Secured Obligations owing to a Treasury Management Counterparty and (D) any other Secured Obligations;
               (v) fifth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
               (vi) sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
The Agents
     Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
     Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative

Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
     Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
     Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.06 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing) which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
     Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any release of a Mortgaged Property under Section 8.13(c) or any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.10 or is otherwise authorized by the terms of the Loan Documents.
     Section 11.11 The Arrangers, the Syndication Agent and the Co-Documentation Agents. The Arrangers, the Syndication Agent and the Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE XII
Miscellaneous
     Section 12.01 Notices.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)),

all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
               (i) if to the Borrower, to it at the following:
Key Energy Services, Inc.
1301 McKinney, Suite 1800
Houston, Texas 77010
Attn: Marshall Dodson
Phone: 713.651.4531
Fax: 713.651.4556
Email: mdodson@keyenergy.com
               (ii) if to the Administrative Agent or Swing Line Lender to it at the following:
JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002
Attn: Brenda Alleyne
Fax: 713.427.6307
Email: Brenda.a.alleyne@jpmchase.com
               (iii) if to the Issuing Bank, to it the following:
JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002
Attn: Brenda Alleyne
Fax: 713.427.6307
Email: Brenda.a.alleyne@jpmchase.com
               (iv) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.01(b) below, shall be effective as provided in Section 12.01(b).
          (b) Electronic Communications.
               (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent;

provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article(s) by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
               (ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.
          (c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 12.02 Waivers; Amendments.
          (a) No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or Maturity Date without the written consent of each Lender adversely affected thereby, (iv) release any Guarantor (except as permitted pursuant to the Guarantee and Collateral Agreement) or release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), (v) modify Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, (vi) modify the terms of Section 10.02(c) without the consent of each Lender adversely affected thereby and the consent of each Person that is adversely affected thereby and a party to a Secured Hedging Agreement which is not a Lender (or an Affiliate of a Lender) at the time of such agreement or (vii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender other than any Defaulting Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, the Swing Line Lender or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, the Swing Line Lender or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
     Section 12.03 Expenses, Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that the Arrangers and the Administrative Agent shall be limited to one primary counsel and one local counsel in each other jurisdiction in which the Borrower, a Guarantor or any material Collateral is located, (ii) all reasonable costs, expenses, Taxes, assessments and other charges incurred by any Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the

Issuing Bank or any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided that the Administrative Agent and the Lenders shall be limited to one primary counsel and one local counsel in each other jurisdiction in which the Borrower, a Guarantor or any material Collateral is located.
          (b) INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY EACH AGENT (AND ANY SUB-AGENT THEREOF), THE ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY

THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (x) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY SUBSIDIARY AGAINST ANY INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH SUBSIDIARY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION; AND PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT APPLY TO DISPUTES BETWEEN LENDERS UNLESS SUCH DISPUTE RESULTS FROM THE EXISTENCE OF A BREACH OF ANY LOAN DOCUMENT BY A LOAN PARTY.
          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay indefeasibly any amount required by Section 12.03(a) or (b) to be paid by it to any Agent (or any sub-agent thereof), the Arrangers, the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Arrangers, the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), the Arrangers or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Arrangers or the Issuing Bank in connection with such capacity.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.
          (e) Payments. All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.
     Section 12.04 Assignments and Participations.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 12.04(b), (B) by way of participation in accordance with the provisions of Section 12.04(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(d)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignments shall be subject to the following conditions:

               (i) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
                    (B) in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
               (ii) Required Consents. Subject to the conditions set forth in Section 12.04(b)(i)(B) any Lender may assign to a Lender or an Affiliate of a Lender with the prior written consent of (such consent not to be unreasonably withheld or delayed):
                    (A) the Borrower provided that no consent shall be required if (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund. The Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
                    (B) the Administrative Agent for assignments in respect of a Commitment or Revolving Credit Exposure if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
                    (C) the Issuing Bank for any assignment that increases the obligation of the assignee to participate in LC Exposure (whether or not then outstanding).
               (iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (iv) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
               (v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption,

the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.
          (d) Participations.
               (i) Any Lender may at any time, without the consent of, or notice to the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
               (ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section

12.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(d) as though it were a Lender
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(e) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Restrictions if Registration Required. Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     Section 12.05 Survival; Revival; Reinstatement.
          (a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

          (b) To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
     Section 12.06 Counterparts; Integration; Effectiveness; Electronic Execution.
          (a) Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
          (b) Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          (c) Effectiveness. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          (d) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Hedging Agreements, and in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of the Borrower or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

          (c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
          (d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
     Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided Borrower has been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided Borrower has been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
     Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
     Section 12.14 Collateral Matters; Hedging Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to Secured Hedging Agreement Counterparties and Treasury Management Counterparties on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Secured Hedging Agreement or Treasury Management Agreements. Except as set forth in Section 12.02(b)(v), no Lender or Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Hedging Agreements or Treasury Management Agreements.

     Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans, the Issuing Bank to issue, amend, renew or extend Letters of Credit and the Swing Line Lender to make Swing Line Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.
     Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the USA Patriot Act.
[SIGNATURES BEGIN NEXT PAGE]

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	KEY ENERGY SERVICES, INC.
	By:	/s/ J. Marshall Dodson
		Name:	J. Marshall Dodson
		Title:	Vice President and Treasurer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and Lender
	By:	/s/ Robert Traband
		Name:	Robert Traband
		Title:	Managing Director

Signature Page to Credit Agreement

SYNDICATION AGENT:	BANK OF AMERICA, N.A., as Syndication Agent and Lender
	By:	/s/ Gary L. Mingle
		Name:	Gary L. Mingle
		Title:	Senior Vice President

Signature Page to Credit Agreement

CO-DOCUMENTATION AGENT:	CAPITAL ONE, N.A., as Co-Documentation Agent and Lender
	By:	/s/ John W. Stam
		Name:	John W. Stam
		Title:	Vice President

Signature Page to Credit Agreement

CO-DOCUMENTATION AGENT:	WELLS FARGO BANK, N.A., as Co-Documentation Agent and Lender
	By:	/s/ Brad Ellis
		Name:	Brad Ellis
		Title:	Vice President

Signature Page to Credit Agreement

COMERICA BANK, as Lender
By:	/s/ Cyd Dillahunty
	Name:	Cyd Dillahunty
	Title:	Vice President—Texas Division

Signature Page to Credit Agreement

CREDIT SUISSE AG, Cayman Islands Branch, as Lender
By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Vice President

By:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A., as Lender
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as Lender
By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ John Frazell
	Name:	John Frazell
	Title:	Director

Signature Page to Credit Agreement

AMEGY BANK, as Lender
By:	/s/ G. Scott Collins
	Name:	G. Scott Collins
	Title:	Vice President

Signature Page to Credit Agreement

COMPASS BANK, as Lender
By:	/s/ David C. Moriniere
	Name:	David C. Moriniere
	Title:	Senior Vice President

Signature Page to Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as Lender
By:	/s/ Dale T. Wilson
	Name:	Dale T. Wilson
	Title:	Senior Vice President

By:	/s/ Bruce Robinson
	Name:	Bruce Robinson
	Title:	Vice President

Signature Page to Credit Agreement

ANNEX I
LIST OF COMMITMENTS

Name of Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$50,000,000.00	12.5%
Bank of America, N.A.	$45,000,000.00	11.3%
Capital One, N.A.	$40,000,000.00	10.0%
Comerica Bank	$32,833,333.33	8.2%
Credit Suisse AG	$32,833,333.33	8.2%
Morgan Stanley Bank, N.A.	$32,833,333.33	8.2%
Royal Bank of Canada	$32,833,333.33	8.2%
The Bank of Nova Scotia	$32,833,333.33	8.2%
Wells Fargo Bank, N.A.	$32,833,333.33	8.2%
Amegy Bank	$17,000,000.00	4.3%
Compass Bank	$17,000,000.00	4.3%
Deutsche Bank Trust Company Americas	$17,000,000.00	4.3%
HSBC Bank USA, N.A.	$17,000,000.00	4.3%

TOTAL	$400,000,000.00	100.0%
Annex I

EXHIBIT A
FORM OF NOTE

$[ ]	[ ], 201[ ]
FOR VALUE RECEIVED, Key Energy Services, Inc., a Maryland corporation (the “Borrower”), hereby promises to pay to [          ] (the “Lender”), at the principal office of JPMorgan Chase Bank, N.A. (the “Administrative Agent”), at [          ], the principal sum of [          ] Dollars ($[          ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.
This Note is one of the Notes referred to in the Credit Agreement dated as of March 31, 2011 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit A - 1

EXHIBIT B
FORM OF BORROWING REQUEST
[               ], 201[   ]
     Key Energy Services, Inc., a Maryland corporation (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of March 31, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:
     (i) Aggregate amount of the requested Borrowing is $[          ];
     (ii) Date of such Borrowing is [               ], 201[   ];
     (iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];
     (iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [               ];
     (v) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:
[___________________]
[___________________]
[___________________]
[___________________]
[___________________]
Exhibit B - 1

     The undersigned certifies that he/she is the [               ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit B - 2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
[               ], 201[   ]
     Key Energy Services, Inc., a Maryland corporation (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of March 31, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:
     (i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [               ];
     (ii) The effective date of the election made pursuant to this Interest Election Request is [               ], 201[   ];[and]
     (iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]
     [(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [               ]].
     The undersigned certifies that he/she is the [               ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit C - 1

EXHIBIT D
FORM OF CERTIFICATE OF FINANCIAL OFFICER
     The undersigned hereby certifies that he/she is the [               ] of Key Energy Services, Inc., a Maryland corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of March 31, 2011 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) There exists no Default or Event of Default [or specify Default and describe].
     (b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [               ].
     (c) Since December 31, 2010, no change in GAAP or in the application thereof has occurred [or specify such change and the effect thereof on the financial statements].
EXECUTED AND DELIVERED this [               ] day of [               ].

KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit D - 1

EXHIBIT E
FORM OF GUARANTY AND COLLATERAL AGREEMENT
[See attached]
Exhibit E - 1

Execution Version
GUARANTEE AND COLLATERAL AGREEMENT
dated as of March 31, 2011
made by
each of the Grantors (as defined herein)
in favor of
JPMorgan Chase Bank, N.A.,
as Administrative Agent

i

ii

SCHEDULES:
1.	Notice Addresses of Guarantors

2.	Description of Pledged Securities

3.	Filings and Other Actions Required to Perfect Security Interests

4.	Correct Legal Name, Location of Jurisdiction of Organization, Organizational Identification Number, Taxpayor Identification Number and Chief Executive Office

5.	Prior Names and Prior Chief Executive Office

6.	Patents and Patent Licenses

7.	Trademarks and Trademark Licenses

8.	Commercial Tort Claims
ANNEX:
1.	Form of Assumption Agreement

iii

Execution Version
     THIS GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 31, 2011, is made by Key Energy Services, Inc., a Maryland corporation (the “Borrower”), and each of the other signatories hereto other than the Administrative Agent (the Borrower and each of the other signatories hereto other than the Administrative Agent, together with any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, the Administrative Agent, and the other Agents party thereto.
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
ARTICLE I
Definitions
     Section 1.01 Definitions.
          (a) As used in this Agreement, each term defined above shall have the meaning indicated above. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms as well as all uncapitalized terms which are defined in the New York UCC on the date hereof are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Supporting Obligations, and Tangible Chattel Paper.
          (b) The following terms shall have the following meanings:
     “Account Debtor” shall mean a Person (other than any Grantor) obligated on an Account, Chattel Paper, or General Intangible.
     “Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
     “Collateral” shall have the meaning assigned such term in Section 3.01.
     “Guarantors” shall mean, collectively, each Grantor other than the Borrower.
     “Issuers” shall mean, collectively, each issuer of a Pledged Security.
     “Liquid Assets” shall mean, all cash and cash equivalents at any time held by any of the Grantors, including all amounts from time to time held in any checking, saving, deposit or other account of any of the Grantors, all monies, proceeds or sums due or to become due therefrom or thereon and all documents (including, but not limited to passbooks, certificates and receipts) evidencing all fund and investments held in such accounts.
     “New York UCC” shall mean the Uniform Commercial Code, as it may be amended, from time to time in effect in the State of New York.
     “Obligations” shall mean, collectively, all Indebtedness, liabilities and obligations of the Borrower and each Guarantor to the Administrative Agent, the Issuing Bank, the Lenders and each Secured Hedging Agreement Counterparty, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with the Credit Agreement, the other Loan Documents, each Secured Hedging Agreement, each Treasury Management Agreement and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, any amounts payable in respect of an early termination under any Secured Hedging Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any collateral or security interest, whether due after acceleration or otherwise.
     “Patents” shall mean: (i) all letters patent of the United States and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 6 hereto, and (ii) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof or any other country, including, without limitation, any thereof referred to in Schedule I hereto.
     “Patent License” shall mean all agreements, whether written or oral, providing for the grant by any Grantor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 6 hereto.
     “Pledged Securities” shall mean: (i) the equity interests described or referred to in Schedule 2; and (ii) (a) the certificates or instruments, if any, representing such equity interests, (b) all dividends (cash, stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests, (c) all replacements, additions to and substitutions for any of the property referred to in this definition, including, without limitation, claims against third parties, (d) the proceeds, interest, profits and other income of or on any of the property referred to in this definition and (e) all books and records relating to any of the property referred to in this definition.
     “Secured Parties” shall mean, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Secured Hedging Agreement Counterparty and each Treasury Management Counterparty.

     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Trademarks” shall mean: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 7 hereto, and (ii) all renewals thereof.
     “Trademark License” shall mean any agreement, written or oral, providing for the grant by any Grantor of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 7 hereto.
     “Vehicles” shall mean all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, all tires and other appurtenances to any of the foregoing.
     Section 1.02 Other Definitional Provisions; References. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The gender of all words shall include the masculine, feminine, and neuter, as appropriate. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule or annex shall be deemed to refer to the applicable exhibit, schedule or annex attached hereto unless otherwise stated herein. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
ARTICLE II
Guarantee
     Section 2.01 Guarantee.
          (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and each of their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. This is a guarantee of payment and not collection, and the liability of each Guarantor is primary and not secondary.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

          (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.
          (d) Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article II shall remain in full force and effect until all the Obligations shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (except any Letter of Credit cash collateralized in accordance with the terms of the Credit Agreement) and all Secured Hedging Agreements secured hereby and the Credit Agreement and the aggregate Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement, no Obligations may be outstanding.
          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until (i) the Obligations are paid in full, (ii) no Letter of Credit are outstanding (except any Letter of Credit cash collateralized in accordance with the terms of the Credit Agreement), and (iii) all Secured Hedging Agreements secured hereby, the Credit Agreement and the aggregate Commitments are terminated.
     Section 2.02 Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the principal office of the Administrative Agent specified pursuant to the Credit Agreement.
ARTICLE III
Grant of Security Interest
     Section 3.01 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
     (1) all Accounts;

     (2) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);
     (3) all Commercial Tort Claims;
     (4) all Deposit Accounts other than payroll, withholding tax and other fiduciary Deposit Accounts;
     (5) all Documents;
     (6) all General Intangibles (including, without limitation, rights in and under any Hedging Agreements and other contracts and contract rights);
     (7) all Goods (including, without limitation, all Inventory and all Equipment, but excluding all Fixtures);
     (8) all Instruments;
     (9) all Investment Property;
     (10) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing;
     (11) all Patents;
     (12) all Patent Licenses;
     (13) all Pledged Securities;
     (14) all Supporting Obligations;
     (15) all Trademarks;
     (16) all Vehicles;
     (17) all books and records pertaining to the Collateral; and
     (18) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.
Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s right, title or interest (a) in any contracts, instruments, licenses or other agreements, as to which the grant of a security interest therein would (i) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained or (ii) give any other party to such contract, instrument, license or other agreement the right to terminate its obligations thereunder in any asset, or (b) the granting of a security interest in which would be void, voidable or illegal under any applicable Governmental Requirement, that would result in, or permit the termination of the right, title or interest of such Grantor in or to such asset; provided that any of the foregoing exclusions set forth in clause (a) or (b) above shall not apply if (x) such prohibition has been waived or such other party has otherwise consented to the creation hereunder of a security interest in such asset or (y) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the New York UCC or any other Governmental Requirement; and provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, such Grantor shall be deemed to have granted a security interest in all its rights, title and interests in and to such contract or agreement.
     Section 3.02 Transfer of Pledged Securities. All certificates and instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective indorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, all Pledged Securities must be delivered or transferred in such manner, and each Grantor shall take all such further action as may be requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the New York UCC (if the Administrative Agent otherwise qualifies as a protected purchaser).
     Section 3.03 Grantors Remains Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible, except to the extent and after such time as the Administrative Agent forecloses on the agreement giving rise to such Account, Chattel Paper or Payment Intangible. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible, pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times, except to the extent and after such time as the Administrative Agent forecloses on the agreement giving rise to such Account, Chattel Paper or Payment Intangible.

ARTICLE IV
Acknowledgments, Waivers and Consents
     Section 4.01 Acknowledgments, Waivers and Consents.
          (a) Each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee and the provision of collateral security for the obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Loan Documents, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to the guarantee made by such Grantor hereby and the collateral security provided by such Grantor herein) and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement and the other Loan Documents shall not be affected, limited, reduced, discharged or terminated in any way:
               (i) notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Obligations continued; (B) the Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Secured Party; (C) the Credit Agreement, the other Loan Documents, any Secured Hedging Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time; (D) the Borrower, any Grantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to, any Loan Document or Permitted Hedge Agreement, all or any part of the Obligations or any Collateral now or in the future serving as security for the Obligations; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally; and
               (ii) without regard to, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability of the Credit Agreement, any other Loan Document, any Secured Hedging Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Administrative Agent or any other Secured Party, (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Grantor or any other Person at any time liable for the payment of all or part of the Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of the any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any collateral for all or any part of the Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement or any other Loan Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; or (H) any other circumstance or act whatsoever, including any action or omission of the type which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Borrower for the Obligations, or of such Grantor under the guarantee contained in Article II or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.
          (b) Each Grantor hereby waives to the extent permitted by law: (i) except as expressly provided otherwise in any Loan Document, all notices to such Grantor, or to any other Person, including but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the provision of collateral security provided herein, or the creation, renewal, extension, modification, accrual of any Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in Article II or upon the collateral security provided herein, or of default in the payment or performance of any of the Obligations owed to the Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto; or notice of any other matters relating thereto; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and the collateral security provided herein and no notice of creation of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Grantor; and all dealings between the Borrower and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Grantor’s liability hereunder or the enforcement thereof;

(iv) all rights of revocation with respect to the Obligations, the guarantee contained in Article II and the provision of collateral security herein; and (v) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.
          (c) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in Article II or any property subject thereto.
     Section 4.02 No Subrogation, Contribution or Reimbursement. Notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, and each Grantor hereby expressly waives, releases, and agrees not to exercise any all such rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Borrower, any other Grantor or against any collateral or security or guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Borrower and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in any collateral or security or guarantee or right of offset. The Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as it sees fit without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.

ARTICLE V
Representations and Warranties
     To induce the Administrative Agent and the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Lenders and Affiliates of the Lenders to enter into Secured Hedging Agreements, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:
     Section 5.01 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Guarantor (in its capacity as a Subsidiary of the Borrower) or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 5.01, be deemed to be a reference to such Guarantor’s knowledge.
     Section 5.02 Benefit to the Guarantor. The Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses. Each Guarantor is a Subsidiary of the Borrower and its guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.
     Section 5.03 Perfected First Priority Liens. Subject to the limitations on perfection and method of perfection provided in Article VII, the security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Excepted Liens which have priority over the Liens on the Collateral by operation of law.
     Section 5.04 Legal Name, Organizational Status, Chief Executive Office. On the date hereof, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational number, taxpayor identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.
     Section 5.05 Prior Names and Chief Executive Offices. Schedule 5 correctly sets forth (a) all names and trade names that such Grantor has used in the last five years and (b) the chief executive office of such Grantor over the last five years (if different from that which is set forth in Section 5.04).
     Section 5.06 Pledged Securities. The shares (or such other interests) of Pledged Securities pledged by such Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the capital stock or other equity interests of each Issuer owned by such Grantor except in the case of each Issuer that is a Foreign Subsidiary, the Pledged Securities with respect thereto constitute 65% of all classes of the capital stock or other equity interests of such Issuer. All the shares (or such other interests) of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable; and such Grantor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens except Excepted Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.
     Section 5.07 Goods. No portion of the Collateral constituting Goods is in the possession of a bailee that has issued a negotiable or non-negotiable document covering such Collateral.
     Section 5.08 Instruments and Chattel Paper. Such Grantor has delivered to the Administrative Agent all Collateral constituting Instruments and Chattel Paper in each case, with respect to a monetary obligation or obligations in excess of $5,000,000.00. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.
     Section 5.09 Governmental Obligors. None of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority.
     Section 5.10 Patents and Trademarks. Schedule 6 hereto includes all material Patents and Patent Licenses owned by such Grantor in its own name as of the date hereof. Schedule 7 hereto includes all material Trademarks and Trademark Licenses owned by such Grantor in its own name as of the date hereof. To the knowledge of such Grantor, each Patent and Trademark is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set forth in either such Schedule, none of such Patents and Trademarks is the subject of any licensing or franchise agreement. To the knowledge of such Grantor, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Patent or Trademark. No action or proceeding is pending (i) seeking to limit, cancel or question the validity of any Patent or Trademark, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Patent or Trademark. For purposes of this Section 5.10 and Section 6.13, a Patent, Patent License or Trademark shall not be considered “material” if its failure to exist would not have a Material Adverse Effect.
     Section 5.11 Commercial Tort Claims. As of the Effective Date, no Grantor holds, to its knowledge, any commercial tort claim with respect to which any litigation or proceeding has been commenced other than those listed on Schedule 8.
ARTICLE VI
Covenants
     Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding (except any Letter of Credit cash collateralized in accordance with the terms of the Credit Agreement) and the aggregate Commitments shall have terminated:
     Section 6.01 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.
     Section 6.02 Maintenance of Perfected Security Interest; Further Documentation.
          (a) Such Grantor shall defend the security interest created by this Agreement against the claims and demands of all Persons whomsoever except for Excepted Liens.
          (b) Subject to the limitations on perfection and method of perfection provided in Article VII, at any time and from time to time, upon the request of the Administrative Agent or any other Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary or advisable or as the Administrative Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.
          (c) This Section 6.02 and the obligations imposed on each Grantor by this Section 6.02 shall be interpreted as broadly as possible in favor of the Administrative Agent and the other Secured Parties in order to effectuate the purpose and intent of this Agreement.
     Section 6.03 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral, and such Grantor shall make available any such books and records to the Administrative Agent or to its representatives for review during normal business hours at the request of the Administrative Agent and shall provide such clerical and other assistance as may be reasonably requested with regard thereto.
     Section 6.04 Right of Inspection. Each Grantor will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Secured Party, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that such audits shall be limited to once per calendar year unless an Event of Default exists and is continuing.
     Section 6.05 Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent and the Lenders from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.
     Section 6.06 Changes in Locations, Name, Etc. Such Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Grantor maintains any Collateral or is organized. Without limitation of any other covenant herein and except as permitted in the Credit Agreement, such Grantor will not cause or permit any change to be made (i) in its name, identity or corporate structure or (ii) to such Grantor’s jurisdiction of organization, unless such Grantor shall have first (1) notified the Administrative Agent and the other Secured Parties of such change at least ten (10) days prior to the effective date of such change, and (2) taken all action reasonably requested by the Administrative Agent or the Majority Lenders for the purpose of maintaining the perfection and priority of the Administrative Agent’s security interests under this Agreement. In any notice furnished pursuant to this Section 6.06, such Grantor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Administrative Agent’s security interest in the Collateral.
     Section 6.07 Compliance with Contractual Obligations. Such Grantor will perform and comply in all material respects with all its contractual obligations relating to the Collateral (including, without limitation, with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each Account).
     Section 6.08 Pledged Securities.
          (a) If such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the capital stock or other equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.

          (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) unless otherwise permitted hereby, vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any stock or other equity interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien except for Excepted Liens or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.
          (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.08(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 8.01(c) and Section 8.05 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 8.01(c) or Section 8.05 with respect to the Pledged Securities issued by it.
          (d) Such Grantor shall furnish to the Administrative Agent such stock powers and other equivalent instruments of transfer as may be required by the Administrative Agent to assure the transferability of and the perfection of the security interest in the Pledged Securities when and as often as may be reasonably requested by the Administrative Agent.
          (e) The Pledged Securities will at all times constitute not less than (i) 100% of the capital stock or other equity interests of the domestic Issuer thereof owned by any Grantor or (ii) 65% of the capital stock or other equity interests of the foreign Issuer thereof owned by any Grantor. Except as permitted by the Credit Agreement, each Grantor will not permit any Issuer of any of the Pledged Securities to issue any new shares (or other interests) of any class of capital stock or other equity interests of such Issuer without the prior written consent of the Administrative Agent.
     Section 6.09 Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. Such Grantor will not (i) amend, modify, terminate or waive any provision of any Chattel Paper, Instrument or material Contract in any manner which could reasonably be expected to have a Material Adverse Effect, or (ii) fail to exercise promptly and diligently each and every material right which it may have under any Chattel Paper, Instrument and material Contract (other than any right of termination). If requested by the Administrative Agent, such Grantor shall deliver to the Administrative Agent a copy of each material written demand, notice or document received by it relating in any way to any Chattel Paper, Instrument or Material Contract.
     Section 6.10 Analysis of Accounts, Etc. The Administrative Agent shall have the right at reasonable intervals from time to time to make test verifications of the Accounts, Chattel

Paper and Payment Intangibles in any manner and through any medium that it reasonably considers advisable, and each Grantor, at such Grantor’s sole cost and expense, shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At reasonable intervals from time to time, upon the Administrative Agent’s request and at the expense of each Grantor, such Grantor shall furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts, Chattel Paper and Payment Intangibles, and copies of all other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, Chattel Paper and Payment Intangibles.
     Section 6.11 Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper with face amount in excess of $5,000,000, such Instrument or Tangible Chattel Paper shall be immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
     Section 6.12 Maintenance of Equipment. Such Grantor will maintain each item of Equipment in good operating condition, ordinary wear and tear excepted, and will provide all maintenance, service and repairs necessary for such purpose, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 6.13 Patents and Trademarks.
          (a) Such Grantor (either itself or through licensees) will, except with respect to any Trademark that such Grantor shall reasonably determine is of negligible economic value to it, (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) employ such Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated.
          (b) Such Grantor will not, except with respect to any Patent that such Grantor shall reasonably determine is of negligible economic value to it, do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated.
          (c) Such Grantor will notify the Administrative Agent and the other Secured Parties immediately if it knows, or has reason to know, that any application or registration relating to any Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Grantor’s ownership of any Patent or Trademark or its right to register the same or to keep and maintain the same.

          (d) Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent and the other Secured Parties within ten (10) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby constitutes the Administrative Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Obligations are paid in full and the Commitments are terminated.
          (e) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.
          (f) In the event that any Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent after it learns thereof and shall, unless such Grantor shall reasonably determine that such Patent or Trademark is of negligible economic value to such Grantor which determination such Grantor shall promptly report to the Administrative Agent, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark.
          (g) Notwithstanding anything to the contrary contained in this Agreement, the covenants in this Section 6.13 shall only apply to material Patents and Trademarks.
     Section 6.14 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within thirty (30) days after such Commercial Tort Claim satisfies such requirements, notify the Administrative Agent in a writing signed by such Grantor containing a brief description thereof, and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (i) the monetary value claimed by or payable to the relevant Grantor in connection with such Commercial Tort Claim shall exceed $5,000,000, and either (ii) (A) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings)

against the Person against whom such Commercial Tort Claim is made, or (B) such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any Commercial Tort Claim held or acquired by any Grantor is disclosed by such Grantor in any public filing with the Securities Exchange Commission or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by any Grantor, then, upon the request of the Administrative Agent, the relevant Grantor shall, within thirty (30) days after such request is made, transmit to the Administrative Agent a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.
ARTICLE VII
Limitation on Perfection
     Section 7.01 Chattel Paper and Instruments. The perfection of the security interest granted in Article III above in, respectively, Chattel Paper (whether tangible or electronic) and Instruments will, prior to the occurrence of an Event of Default (and after the occurrence of an Event of Default unless the Administrative Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code so long as (a) with respect to all Chattel Paper and Instruments, the aggregate face amount of all such Chattel Paper and Instruments does not exceed $5,000,000 and (b) with respect to any individual Chattel Paper or Instrument, the face amount thereof does not exceed $1,000,000.
     Section 7.02 Documents. The perfection of the security interest granted in Article III above in Documents will, prior to the occurrence of an Event of Default (and after the occurrence of an Event of Default unless the Administrative Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code so long as (a) the aggregate value of the goods covered by all such Documents does not exceed $5,000,000 and (b) the value of the goods covered by any individual Document does not exceed $1,000,000.
     Section 7.03 Letter-of-Credit Rights. The perfection of the security interest in Article III above in Letter-of-Credit Rights will be required only with respect to (a) solely following the occurrence of an Event of Default and request by the Administrative Agent, any individual Letter-of-Credit Right the face amount of which exceeds $1,000,000 and (b) any Letter of Credit Rights constituting Supporting Obligations.
     Section 7.04 Fixtures. The perfection of the security interest granted in Article III above in Fixtures will, prior to the occurrence of an Event of Default (and after the occurrence of an Event of Default unless the Administrative Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement with the appropriate Secretary of State under the applicable Uniform Commercial Code unless a Mortgage Lien has been granted on the Property on which such Fixture is located and such Fixture Filing is perfected in connection therewith.
     Section 7.05 Certain Assets. With respect to any personal property of the Grantors located in or pertaining to a jurisdiction other than the United States or any State thereof, as to which the security interest granted hereunder may not be perfected by (a) filing financing statements under the Uniform Commercial Code, (b) filings in the United States Patent and Trademark Office or the United States Copyright Office, (c) possession or “control” (as defined in Section 8-106 or Article 9 of the Uniform Commercial Code) thereof in the United States, (d) notation as secured party on any certificate of title issued by the United States or any state thereof, or (e) compliance with the provisions of any statute, regulation or treaty of the United States or any State thereof, such Debtor will not be required to take any action necessary to perfect such security interest under the laws of the jurisdiction in which such property is located or to which such property pertains.
     Section 7.06 Deposit Accounts; Liquid Assets. The perfection of the security interest granted in Article III above in any Deposit Accounts and any Liquid Assets will, prior to the occurrence of an Event of Default (and after the occurrence of an Event of Default unless the Administrative Agent has required that further actions are taken with respect to the perfection thereof) be effected solely by filing an appropriate financing statement (or by any automatic or temporary perfection) under the applicable Uniform Commercial Code.
     Section 7.07 Vehicles. The perfection of the security interest granted in Article III above in any Vehicles (other than wells service rigs, contract drilling rigs, heavy duty vehicles and coiled tubing units which Grantors shall have ninety (90) days from the Effective Date to perfect) for which perfection must be effected by a means other than the filing of an appropriate financing statement under the applicable Uniform Commercial Code, shall not be required.
ARTICLE VIII
Remedial Provisions
     Section 8.01 Pledged Securities.
          (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 8.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.
          (b) Subject to Article XI of the Credit Agreement, if an Event of Default shall occur and be continuing, then at any time in the Administrative Agent’s discretion without notice, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in accordance with Section 10.02 of the Credit Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders

(or other equivalent body) of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
          (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder (and each Issuer party hereto hereby agrees) to (i) comply with any written instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.
          (d) After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.
     Section 8.02 Collections on Accounts, Etc. The Administrative Agent hereby authorizes each Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify the Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. If an Event of Default has occurred and is continuing, the Administrative Agent may in its own name or in the name of others communicate with the Account Debtors to verify with them to its satisfaction the existence, amount and terms of any Accounts, Chattel Paper or Payment Intangibles.

     Section 8.03 Proceeds. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a special collateral account maintained by the Administrative Agent, subject to withdrawal by the Administrative Agent for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties, segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds on deposit in said special collateral account on account of the Obligations in such order as the Administrative Agent may elect, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Administrative Agent to each Grantor or to whomsoever may be lawfully entitled to receive the same.
     Section 8.04 New York UCC and Other Remedies.
          (a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, any Secured Hedging Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights, remedies, powers and privileges of a secured party under the New York UCC (whether the New York UCC is in effect in the jurisdiction where such rights, remedies, powers or privileges are asserted) or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral to the extent feasible and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by Grantor, including any equity or right of redemption, stay or appraisal which Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 10.02 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
          (b) In the event that the Administrative Agent elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.
     Section 8.05 Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 8.05 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Grantor further agrees that a breach of any of the covenants contained in this Section 8.05 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.05 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.
     Section 8.06 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under the New York UCC or any other applicable law. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency. The officers, directors and managers, as applicable, of the Grantors shall in no event be personably liable for any such deficiency.
     Section 8.07 Non-Judicial Enforcement. The Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.
ARTICLE IX
The Administrative Agent
     Section 9.01 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.
          (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
               (i) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
               (ii) execute, in connection with any sale provided for in Section 8.04 or Section 8.05, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

               (iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and to execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (I) assign any Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Anything in this Section 9.01(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 9.01(a) unless an Event of Default shall have occurred and be continuing.
          (b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods as set forth herein or in the Credit Agreement, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
          (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 9.01, together with interest thereon at the Post-Default Rate from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on written demand.
          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     Section 9.02 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against each Grantor, any Grantor or other Person.
     Section 9.03 Financing Statements. Pursuant to the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction, as permitted by applicable law.
     Section 9.04 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
ARTICLE X
Subordination of Indebtedness
     Section 10.01 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Grantor to any Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.
     Section 10.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Obligations as provided under Section 10.02 of the Credit Agreement. Should any Agent or Secured Party receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.
     Section 10.03 Payments Held in Trust. In the event that notwithstanding Section 10.01 and Section 10.02, any Grantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.
     Section 10.04 Liens Subordinate. Each Grantor agrees that, until the Obligations are paid in full and the aggregate Commitments terminated, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period in which any of the Obligations are outstanding or the aggregate Commitments are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.
     Section 10.05 Notation of Records. Upon the written request of the Administrative Agent at any time that Events of Default has occurred and is continuing, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.
ARTICLE XI
Miscellaneous
     Section 11.01 Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.
     Section 11.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement;

provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
     Section 11.03 Payment of Expenses, Indemnities, Etc.
          (a) Each Grantor agrees to pay or promptly reimburse the Administrative Agent and each other Secured Party for all reasonable out-of-pocket advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all attorneys’ fees, legal expenses and court costs) incurred by any Secured Party in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any reasonable out-of-pocket advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Party under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against such Grantor under the guarantee contained in Article II or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party.
          (b) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) or the execution, delivery, enforcement, performance and administration of this Agreement, to the extent the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement. All amounts for which any Grantor is liable pursuant to this Section 10.03 shall be due and payable by such Grantor to the Secured Parties upon demand.
     Section 11.04 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.
     Section 11.05 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.
     Section 11.06 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any of the Loan Documents to which a Grantor is a party shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.
     Section 11.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 11.08 Survival. The obligations of the parties under Section 11.03 shall survive the repayment of the Loans and the termination of the Letters of Credit, Secured Hedging Agreements, Treasury Management Agreements, Credit Agreement and aggregate Commitments. To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent and the other Secured Parties to effect such reinstatement.
     Section 11.09 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     Section 11.10 No Oral Agreements. The Loan Documents (other than the Letters of Credit) embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     Section 11.11 Governing Law; Submission to Jurisdiction.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.
          (b) Any legal action or proceeding with respect to this Agreement or any other Loan Documents to which a Grantor is a party shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and each of the Lenders, the Administrative Agent and the Grantors hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Lenders, the Administrative Agent and the Grantors hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Administrative Agent or any Lender from obtaining jurisdiction over such Grantor in any court otherwise having jurisdiction.
          (c) Each of the Lenders, the Administrative Agent and the Grantors irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Person at the address specified on its signature page of this Agreement or the Credit Agreement, as applicable, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender or any holder of a Note or Grantor to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against such Grantor in any other jurisdiction.
          (d) Each Grantor, the Administrative Agent and each Lender hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this Agreement, the Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 11.11.
     Section 11.12 Acknowledgments. Each Grantor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Lenders.
          (d) Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the

Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
          (e) Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Borrower, any other Grantor, the Secured Parties or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.
     Section 11.13 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.14 of the Credit Agreement and is not a signatory hereto shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.
     Section 11.14 Set-Off. Each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Secured Party may otherwise have, each Secured Party shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Grantor or any Subsidiary at any of its offices, in Dollars or in any other currency, and (ii) amounts due and payable to such Lender (or any Affiliate of such Lender) under any Secured Hedging Agreement, against any principal of or interest on any of such Secured Party’s Loans, or any other amount due and payable to such Secured Party hereunder, which is not paid when due (regardless of whether such balances are then due to such Person), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Secured Party’s failure to give such notice shall not affect the validity thereof.
     Section 11.15 Releases.
          (a) Release Upon Payment in Full. The grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall remain in full force and effect until the Administrative Agent has (i) retransferred and delivered all Collateral in its possession to the Grantors, and (ii) executed a written release or termination statement and reassigned to the Grantors without recourse or warranty any remaining Collateral and all rights conveyed hereby. Upon the complete payment, release or other satisfaction of the Obligations, the termination of the Letters of Credit (or the cash collateralization of the Letters of Credit in accordance with the terms of the Credit Agreement), Secured Hedging Agreements secured hereby, Credit Agreement and the aggregate Commitments and the compliance by the Grantors with all covenants and agreements hereof, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Grantors and declare this Agreement to be of no further force or effect.
          (b) Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral and the capital stock of such Grantor. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the capital stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
          (c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the New York UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 11.15(a).
     Section 11.16 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     Section 11.17 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	KEY ENERGY SERVICES, INC.
By:
		Name:	J. Marshall Dodson
		Title:	Vice President and Treasurer

SIGNATURE PAGE
GUARANTEE AND COLLATERAL AGREEMENT

GUARANTORS:	KEY ENERGY SERVICES, LLC
By:
		Name:	J. Marshall Dodson
		Title:	Vice President and Treasurer

KEY ENERGY SERVICES CALIFORNIA, INC.
By:
		Name:	J. Marshall Dodson
		Title:	Vice President and Treasurer

KEY ENERGY SERVICES (MEXICO), LLC
By:
		Name:	J. Marshall Dodson
		Title:	Vice President and Treasurer

SIGNATURE PAGE
GUARANTEE AND COLLATERAL AGREEMENT

ADMINISTRATIVE AGENT:	Acknowledged and Agreed to as of the date hereof by: JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

SIGNATURE PAGE
GUARANTEE AND COLLATERAL AGREEMENT

Annex I
Assumption Agreement
     ASSUMPTION AGREEMENT, dated as of ________________, 20____, made by ____________________, a ______________ corporation (the “Additional Grantor”), in favor of __________________________, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
WITNESSETH:
     WHEREAS, Key Energy Services, Inc. (the “Borrower”), the Lenders, the Administrative Agent and the other Agents, have entered into a Credit Agreement, dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries have entered into the Guarantee and Collateral Agreement, dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders and Affiliates of the Lenders;
     WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
     WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
     NOW, THEREFORE, IT IS AGREED:
1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 10.13 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder and expressly grants to the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a security interest in all Collateral owned by such Additional Grantor to secure all of such Additional Grantor’s obligations and liabilities thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 5 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article V of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

Annex I - 1

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

Annex I - 2

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________________________

2.	Assignee:	________________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Key Energy Services, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of March 31, 2011 among Key Energy Services, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders parties thereto

[1]	Select as applicable.
Exhibit F - 1

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Commitment Assigned	for all Lenders	Assigned	Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%
Effective Date: _____________ ___, 201___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit F- 2

[Consented to and] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Title:

[Consented to:] KEY ENERGY SERVICES, INC.
By
Title:

Exhibit F - 3

ANNEX 1
[Credit Agreement dated as of March 31, 2011
among Key Energy Services, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent,
and the other agents and lenders parties thereto]3
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[3]	Describe Credit Agreement at option of Administrative Agent.
Exhibit F - 4

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit F - 5

EXHIBIT G
FORM OF SWING LINE LOAN BORROWING REQUEST
[               ], 201[   ]
     Key Energy Services, Inc., a Maryland corporation (the “Borrower”), pursuant to Section 2.08 of the Credit Agreement dated as of March 31, 2011 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Swing Line Borrowing as follows:
     (i) Aggregate amount of the requested Swing Line Borrowing is $[               ];
     (ii) Date of such Borrowing is [               ], 201[   ];
     (iii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08 of the Credit Agreement, is as follows:
[___________________]
[___________________]
[___________________]
[___________________]
[___________________]
     The undersigned certifies that he/she is the [               ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit G - 1

EXHIBIT H
FORM OF COMMITMENT INCREASE CERTIFICATE
[___________], 201[__]

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent
     The Borrower, the Administrative Agent and certain Lenders have heretofore entered into a Credit Agreement, dated as of March 31, 2011, (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Commitment Increase Certificate is being delivered pursuant to Section 2.06(d)(ii)(E) of the Credit Agreement.
     Please be advised that the undersigned Lender has agreed (a) to increase its Commitment under the Credit Agreement effective [__________], 201[__] from $[__________] to $[__________] and (b) that it shall continue to be a party in all respect to the Credit Agreement and the other Loan Documents. The Borrower shall pay the fee payable to the Administrative Agent pursuant to Section 2.06(d)(ii)(E) of the Credit Agreement.

Very truly yours, KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit H - 1

Accepted and Agreed: JPMorgan Chase Bank, N.A. as Administrative Agent
By:
Name:
Title:

Accepted and Agreed: [Lender]
By:
Name:
Title:

Exhibit H - 2

EXHIBIT I
FORM OF ADDITIONAL LENDER CERTIFICATE
[___________], 201[__]

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent
     The Borrower, the Administrative Agent and certain Lenders have heretofore entered into a Credit Agreement, dated as of March 31, 2011, (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Additional Lender Certificate is being delivered pursuant to Section 2.06(d)(ii)(F) of the Credit Agreement.
     Please be advised that [_______________] has agreed, and does hereby agree, (a) to become a Lender under the Credit Agreement effective [____________] with a Commitment of [____________] and (b) that it shall be a party in all respects to, and bound as a Lender in all respects by, the Credit Agreement and the other Loan Documents.
     This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender and (ii) the fee payable to the Administrative Agent pursuant to Section 2.06(d)(ii)(F) of the Credit Agreement. The Borrower shall deliver, to the extent requested, a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed.

Very truly yours, KEY ENERGY SERVICES, INC.
By:
Name:
Title:

Exhibit I - 1

Accepted and Agreed: JPMorgan Chase Bank, N.A., as Administrative Agent
By:
Name:
Title:

Accepted and Agreed: [Additional Lender]
By:
Name:
Title:

Exhibit I - 2